EXHIBIT 10.1


                      DISTRIBUTOR AND LICENSE AGREEMENT

           DISTRIBUTOR AND LICENSE AGREEMENT, dated as of November 3, 2000, between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and MEDLINE INDUSTRIES, INC., an Illinois corporation ("Medline").

           WHEREAS, Carrington manufactures and sells a dermal management product line, which it presently markets itself through employees and independent sale representatives;

           WHEREAS, Medline has extensive experience in marketing products to the hospital, nursing home and home health markets and sells certain dermal management products of its own to such markets;

           WHEREAS, Carrington desires that Medline take over the U.S. sales and marketing function of its dermal management business by becoming its exclusive distributor in the United States upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, Medline desires to become the exclusive distributor in the United States of Carrington's dermal management products and to take over Carrington's present employee sales force and independent sale agents upon the terms and subject to the conditions set forth in this Agreement; and

           WHEREAS, Medline desires that certain dermal management products presently sold under the Medline brand be also sold under the Carrington brand, and Carrington is willing to license certain Carrington trademarks for such purpose upon the terms and subject to the conditions set forth in this Agreement.

           NOW, THEREFORE, the parties hereto agree as follows:

           1.   Distributorship.

                1.1. Appointment and Duties. Effective December 1, 2000 (the "Effective Date"), Carrington hereby appoints Medline its exclusive distributor of the dermal management products listed in Exhibit A, as amended by addition or deletion from time to time by mutual agreement (the dermal management products listed on Exhibit A, as so amended, the
 "Products"), for distribution and sale to the hospital, nursing home and home health care markets (the "Markets") in the United States, Canada, Puerto Rico and the Virgin Islands (the "Territory"), subject to the terms and conditions set forth in this Agreement. The Products listed on Exhibit A as attached to this Agreement are, as of the date hereof, all of the dermal management products sold by Carrington to the Market in the Territory. Medline accepts such appointment and agrees to use reasonable business efforts consistent with Medline's approach of offering best value for customers and sales representatives, to sell Products to the Market in the Territory. Medline will purchase such quantities of Products from Carrington as may be necessary, in Medline's reasonable judgment, properly to service and maintain appropriate inventory levels for customers within the Territory. Between the date hereof and the Effective Date, Carrington and Medline will take appropriate steps to effectuate the assumption by Medline of its responsibilities hereunder and Carrington will cease selling the Products to the Market in the Territory at the close of business on November 30, 2000.

                1.2. Exceptions  to  Exclusivity.    During  the  Term    (as
 hereinafter defined), Carrington will not directly or indirectly sell Products to the Market in the Territory, except that:

                     (a) Carrington may continue to sell Products by direct sale to purchasers who are natural persons and who order such quantities of Products which do not suggest an intent to resell Products.

                     (b) Carrington will not assign the existing contracts listed on Exhibit B. Carrington will continue to honor its obligations to supply Products under such contracts through this Agreement. Medline and Carrington will jointly manage and service the accounts which are the subject of such contracts. It is the intent of the parties that Medline receive the same economic benefits and undertake substantially the same obligations from the sale of Products under such contracts as if such contracts had been assigned to Medline, without any compensation to Carrington for jointly managing the account. Without limiting the generality of the preceding sentence, if such accounts are not billed by Medline, Medline will nevertheless receive compensation equivalent to the gross margins it would have received had it acted as distributor hereunder for such accounts in the form of credits against amounts due to Carrington from Medline under this Agreement. For all Products sold by Medline after the Effective Date, Medline will be responsible for any distributor rebates and contract administration fees under such contracts, either by directly paying same or adjustment of the credits provided for in the preceding sentence of this Section 1.2(b), as appropriate.

                     (c) For the avoidance of doubt, the exclusive distribution rights granted by Carrington to Medline hereunder do not limit the sale of any product, other than the Products, by Carrington to the oral care, nutriceutical, veterinary or consumer products markets.

                     (d) It is the intent of this Agreement that Medline be the exclusive distributor of all Carrington dermal management products to the Market in the Territory. Accordingly, if Carrington develops enhancements of any Product or new dermal management products that it reasonably believes are suitable for sale to the Market in the Territory, Carrington will make such enhancements or new products available to Medline for distribution under this Agreement as additions to or substitutions for existing Products. If Medline wishes to distribute such enhancements of any Product or new dermal management products, it will notify Carrington within 90 days of notification from Carrington of the enhancement or new product. If Medline does not wish to distribute such Product enhancement or new dermal management product, Carrington may sell, or appoint one or more distributors to sell, such Product enhancements or new dermal management products to the Market in the Territory so long as they are not sold under the Trademarks (as hereinafter defined) and no such enhancement or new Product competes with an existing Product.

                1.3. Territory. Carrington will use reasonable business efforts to protect the exclusivity granted to Medline in Section 1.1. Without limiting the generality of the foregoing, it will cease supplying any purchaser of the Products inside or outside of the Territory if such purchaser is reasonably believed to be reselling Products to the Market in the Territory.

                1.4. Sales Outside the Territory. In any geographic area in which Carrington does not have an exclusive distributor for the Products (and Carrington will promptly after the execution of this Agreement deliver to Medline a list of the geographic areas in which it has appointed exclusive distributors of the Products and promptly notify Medline of any changes to such list), Medline may sell Products to any customer which is not at the time a customer of Carrington. Before accepting any order from a customer outside the Territory, Medline will contact Carrington to ascertain if such customer is a current Carrington customer. If Medline is able to develop significant sales of Products in any geographic area outside the Territory, Carrington and Medline will enter into good faith negotiations concerning the amendment of this Agreement to include such geographic area in the Territory.

                1.5. Prices and Terms, etc. (a) All Products will initially be sold by Carrington to Medline at the prices listed on Exhibit A, unless an authorized special price has been agreed to in writing in accordance with the procedures described in Section 1.6. All prices include freight and insurance to a Medline distribution center; provided, that Carrington will bill Medline, and Medline will pay Carrington for, freight and insurance for any orders (for shipment to one location at one time) of Products with a value of less than $5,000. Medline will pay Carrington for all Products not later than 30 days after date of invoice.

                     (b) The prices set forth in Exhibit A shall be firm and not subject to change during the first two Contract Years (as such term is defined in Section 9). Thereafter, Carrington may, by not less than 90 days notice, increase the price of each Product not more often than yearly by a percentage not exceeding the percentage increase in its direct costs of manufacturing or having manufactured such Product since the later of the Effective Date or the most recent price adjustment pursuant to this Section 1.5(b). Medline shall have the right to audit, on reasonable notice and under reasonable conditions, Carrington's cost information to confirm any increase in direct costs. If Medline informs Carrington that Medline cannot increase the resale price of any Product by the percentage by which Carrington has so increased its price (provided, however, that the provisions of this and the next sentence of this Section 1.5(b) shall not apply to any price increase by Carrington not in excess of the price increases permitted under the terms of the Novation Contract), Carrington and Medline shall negotiate in good faith a price. If the parties cannot agree on a price adjustment for any Product, Medline may have the Product manufactured by a third party and Carrington will take all necessary actions to assist Medline in having the Product manufactured by a third party, including but not limited to selling to Medline or such third party sufficient quantities of Acemannan Hydrogel_ (and any other proprietary components) at a competitive fair market price to manufacture the Product in the quantities required by Medline. Notwithstanding anything to the contrary set forth in this Section 1.5(b), if Carrington is able to reduce its cost of any Product that is outsourced, Carrington will promptly notify Medline and the price then in effect will be reduced by one-half of such reduction.

                     (c) Carrington will not make any material change in any Product, or change the manufacturer of any Product which is outsourced, without the written consent of Medline, which shall not be unreasonably withheld or delayed.

                     (d) Carrington will, at Medline's request, provide documentation of its cost increases underlying any price adjustment and Medline will, at Carrington's request, from time to time provide Carrington with the resale prices of any Product for which Carrington has not been accorded a full cost-based price increase because of the fifth sentence of
 Section 1.5(b).

                     (e) Carrington represents and warrants that (i) the prices listed on Exhibit A represent, for the period beginning January 2000 and ending September 2000, on a weighted average basis, a not less than 44.9 percent discount from Carrington's current actual selling prices for the Products, after taking into account all relevant factors including any distribution rebates, contract administration fees, and other discounts or rebates (other than tracing or tracking fees ("Tracking Fees")) and (ii) it has made no commitments that have altered or would reasonably be expected to alter those results after the Effective Date. In the event that such discount is reduced as the result of any actions taken or commitments made by Carrington prior to the Effective Date (but not as a result of any action taken by Medline thereafter such as change in product mix or pricing), Medline shall have the right to offset, against amounts owed to Carrington, the actual dollar loss to Medline up to the date of payment as a result of such reduced discount and the parties shall adjust Product prices to compensate for such reduced discount..

                     (f) Carrington shall be responsible for Tracking Fees payable to distributors (i) who are currently distributors of the Products,
 (ii) with respect to Tracking Fees calculated as a percentage of sales, at a rate not higher than the rate paid by Carrington for the latest calculation period preceding the Effective Date and only with respect to sales of the Products, and (iii) with respect to fixed or periodic Tracking Fees, only Tracking Fees that Medline would not have to pay such fee absent sale of Products to such Distributors. Medline will make reasonable business efforts, consistent with the parties' mutual goal of increasing sales of the Products, to reduce Tracking Fees. Medline will invoice Carrington for Tracking Fees for which Carrington is responsible under this Section 1.5(f) upon payment thereof, including copies of invoices received from each distributor, and Carrington will either credit the amount of the invoice against amounts due from Medline to Carrington or pay Medline within 30 days the invoiced amount.

                1.6. Special Pricing. Special pricing for specific Products to a particular customer may be authorized by Carrington in writing from time to time at its sole discretion to assist Medline in selling Products to significant customers. Such special pricing shall be reflected in invoices, but shall be limited to quantities ordered for the specific customer (and
 Medline, at Carrington's request, will furnish Carrington with sales data pertaining to such customer).

                1.7. Support by Carrington, etc. Carrington will use reasonable business efforts to support Medline, at a level comparable to the support it offers other distributors of its products, at such customers in the Territory and at such trade shows as Carrington and Medline may from time to time agree to with technical service and other support. Carrington will also provide assistance to Medline in obtaining new contracts and renewals of existing contracts. In addition, Carrington will provide product training, customer seminars, and other activities designed to support customer purchases, subject to resource availability. Carrington and Medline will meet not less often than quarterly to discuss marketing plans, possible new products and any other issues that may arise under this Agreement.

                1.8. Reporting Requirements. Medline will from time to time (but not more frequently than quarterly) promptly upon the request of Carrington furnish Carrington with a list of customers and customer locations to which it has shipped Products during the period specified in the request, together with the specific Products shipped to each such customer and customer location, the quantity of each Product shipped and the price paid for such Product. Upon termination of this Agreement for any reason, Medline will, not later than 30 days prior to the effective date of such termination, furnish Carrington with such information for the Contract Year then in course and the preceding Contract Year.

                1.9. Insurance. Medline and Carrington will at all times during the term of this Agreement maintain workmen's compensation and product liability insurance with liability limits and insurance companies acceptable to the other, naming the other as an additional insured.

           2.   Purchase of  Carrington Inventory.   Medline  will,   on  the
 Effective Date, purchase Carrington's then existing inventory of the Products (the "Inventory"), exclusive of damaged, defective, obsolete or otherwise unsalable items and Products needed to fill orders received by Carrington prior to the Effective Date, at the prices set forth on Exhibit A and on the terms and conditions set forth in Section 1.5(a). Physical transfer of the Inventory will commence as soon as possible after the date hereof. Title and risk of loss will transfer upon payment by Medline of the purchase price of the Inventory, except that Medline will bear the risk of loss of any Inventory transferred to it prior to payment therefor. In the event that (a) Medline has not sold the entire Inventory by June 1, 2001, Carrington will credit Medline, not later than 30 days after presentation of a statement, 50 percent of the price paid by Medline to Carrington for any Products in the Inventory that have not been sold by Medline by June 1, 2001 and (b) in the event Medline has not sold the entire Inventory by December 1, 2001, Carrington will credit Medline, not later than 30 days after presentation of a statement, the amount obtained by subtracting from the price paid by Medline to Carrington for any Products in the Inventory that have not been sold by December 1, 2001, any amount repaid by Carrington to Medline pursuant to clause (a) of this sentence. Medline will satisfy orders for any Product from the Inventory before using any such Product subsequently ordered from Carrington and will refund to Carrington any amount paid to Medline by Carrington pursuant to this Section 2 with respect to any unsold Inventory that is subsequently sold. The Inventory will be delivered to Medline at such times and in such quantities as Medline may reasonably request and Carrington will cause any Inventory in its possession to be covered by its property and casualty insurance. Carrington represents and warrants that, upon payment therefor, Medline will obtain unencumbered title to the Inventory, that the Inventory is salable in the ordinary course of Carrington's business as presently conducted and is not obsolete, outdated or damaged.

           3.   Forecasts and Orders.

                3.1. Forecasts. Prior to the Effective Date, Medline will deliver to Carrington (a) a non-binding forecast of its estimated requirements of each Product for the four month period ended March 31, 2001 and each of the three-month periods ending June 30, September 30 and December 31, 2001 and (b) a firm forecast, which shall be binding upon Medline and Carrington, of the amount of each Product to be delivered during the period commencing on the date hereof and ending March 31, 2001, stating the dates of requested delivery, the quantity of each Product required on each such date and the location to which each delivery is to be made. Subsequently, Medline will deliver to Carrington, 60 days prior to the commencement of each calendar quarter of each Contract Year during which this Agreement is in effect, (x) a firm forecast, which shall be binding upon Medline and Carrington, of the amount of each Product to be purchased during the immediately following calendar quarter, stating the dates of requested delivery, the quantity of each Product required on each such date and the location to which each delivery is to be made, and (y) a non-binding forecast setting forth, to the best of Medline's ability, its estimated requirements of each Product for each of the three subsequent calendar quarters.

                3.2. Increases From Forecasts. If the amount of any Product set forth in such firm forecasts for the four months ended March 31, 2001 or any calendar quarter exceeds the amount for such calendar quarter set forth in the preceding forecast referred to in Section 3.1 by more than 11 per cent, Carrington shall be under no obligation to supply such excess, but shall use commercially reasonable efforts to do so. Without limiting the generality of the foregoing, Carrington will allocate any shortage in supplies, goods outsourced or manufacturing capacity between Medline's requirements and Carrington's other needs pro rata and will, to the extent commercially reasonable, substitute supplies of a different Product that is available and is acceptable to customers as a substitute for the Product in short supply.

                3.3. Purchase Orders. Subject to the foregoing provisions of this Section 3, Medline will from time to time submit definitive purchase orders to Carrington setting forth the quantities of each Product to be supplied, desired delivery dates and shipping instructions consistent with the industry norm for the time required for the manufacture, shipment and delivery of Products in the quantities ordered. Carrington will use commercially reasonable efforts to accommodate any difference between such purchase orders and the forecasts provided pursuant to Section 3.1.

           4.   Carrington Warranties.

                     (a) Carrington warrants that, at the time of shipment by Carrington, all Products sold and delivered pursuant to this Agreement will conform to the specifications therefor.

                     (b) Carrington warrants that all Products sold and shipped to Medline pursuant to this Agreement will, at the time of such shipment, not be adulterated or misbranded within the meaning of any applicable federal, state or municipal law, as such laws are constituted and effective at the time of shipment and that no such Product will be an article which may not be introduced into interstate commerce under the provisions of any applicable federal, state or municipal law.

                     (c) Carrington further warrants that, at the time of shipment, all Products sold and shipped to Medline pursuant to this Agreement will be in compliance with all applicable governmental regulations and will have been manufactured in accordance with applicable current good manufacturing practices ("cGMP") regulations as set forth in 21 CFR 210, as then in effect, in a facility that is ISO 9000 certified.

                     (d) THE WARRANTIES SET FORTH IN THIS SECTION 4, OR OTHERWISE EXPLICITLY SET FORTH IN THIS AGREEMENT, ARE EXPRESSLY IN LIEU OF, AND CARRINGTON EXPRESSLY DISCLAIMS AND NEGATES, ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

           5.   Indemnification.

                5.1. By Carrington. Carrington agrees to indemnify and hold harmless Medline and its employees, officers, directors, stockholders, successors and assigns from and against any and all losses, damages, costs and expenses, including reasonable legal fees and expenses incident thereto, arising from any suit, claim or demand of any third party relating to (a) any design or manufacturing defect in any Product, (b) any statement on any labeling of or literature supplied or approved by Carrington for any Product that is false or violates any law or regulation of the United States or any agency, state or locality thereof, and (c) any infringement by any Product or any labeling, packaging or product literature approved or authorized by Carrington of any patent, trademark, copyright, design or other intellectual property right of any third party.

                5.2. By Medline. Medline agrees to indemnify and hold harmless Carrington and its employees, officers, directors, stockholders, successors and assigns from and against any and all losses, damages, costs and expenses, including reasonable legal fees and expenses incident thereto, arising from any suit, claim or demand of any third party relating to (a) any representations or claims made by Medline or any of its employees, sales representatives or distributors not contained in the labeling, packaging or literature furnished or approved by Carrington for the Products, or (b) any infringement by any labeling, packaging or literature for any Carrington Product not furnished or approved by Carrington of any patent, trademark, copyright, design or other intellectual property right of any third party.

           6. Carrington Sales Staff. Exhibit C lists all sales staff and independent sales representatives for the Products. Promptly following the execution of this Agreement, Medline will make offers of employment effective the Effective Date to such members of Carrington's sale staff ("Sales Employees") as determined by Medline in its sole discretion. Carrington will assist Medline in any necessary discussions with employees and will provide Medline with up to $150,000 reimbursement of any signing or stay bonuses paid to Sales Employees promptly upon presentation of invoices for the amounts so actually paid. Carrington will also seek the consent of Mears Medical Sales Associates, an independent sales representative for the Products, to the assignment of the Independent Sales Representative Agreement with Carrington to Medline. Medline will not be responsible for any salaries, bonuses, commissions or other compensation of Sales Employees or independent sales representatives that accrue prior to the Effective Date.

           7.   Trademark License.

                7.1. License. Subject to the terms and conditions hereof, Carrington hereby grants to Medline for the term of this Agreement a nonexclusive right and license to use the Carrington trademarks listed on Exhibit D (the "Trademarks") in connection with (a) the marketing, advertisement, promotion and distribution of the Products in the Territory,
 (b) the manufacture, marketing, advertisement, promotion and distribution of any of the Medline products (the "Medline Products") supplied by Carrington to Medline under a Supply Agreement, of even date herewith, which Carrington and Medline agree are appropriately to be sold under the Trademarks, and (c) such additional dermal management products as Carrington and Medline may from time to time agree to. Such grant is nondivisible, nonassignable and nonsublicensable. The license hereby granted extends only to the Products, such Medline Products and such additional dermal management products.
 Medline will not make or authorize any use, direct or indirect, of the Trademarks with any other products.

                7.2. Packaging Requirements. (a) Medline will sell the Products, any Medline Products labeled as Carrington products and any additional dermal management products as Carrington and Medline may from time to time agree may bear the Trademarks under the Trademarks using properly labeled Carrington packaging. Medline agrees to use only those tags, labels, imprints, cartons and other packaging, and only the format or formats and designs of tags, labels, imprints, cartons and other packaging which are presently used for Products, supplied by Carrington or which Carrington shall first authorize and approve in writing; provided, however, that Carrington's prior approval shall not be required for Medline's use of any such items which is consistent with Carrington's use of such items. Medline shall use Trademarks upon or in connection with Products, Medline Products and such other dermal management products with the symbol TM or, where a United States Federal Trademark Registration has been obtained, with the symbol R. Repacking of the Products may be undertaken by Medline only with Carrington's express written authorization and in accordance with such requirements as Carrington may specify, as well as governmental and other legal requirements covering quality, safety, health, labeling, etc. that may apply to the repackaged Product.

                (b) In order to assure that the appearance and quality of the tags, labels, imprints, cartons and other packaging are of such style, nature and appearance and quality as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the goodwill pertaining to the Trademarks, Carrington retains the right to approve or disapprove of such style, nature, appearance and quality. Medline shall submit for Carrington=s approval prototype samples of any of its cartons, containers, packaging, tags and labels bearing the Trademarks prior to any use thereof by Medline; provided, however, that Medline shall not be required to submit, and Carrington's prior approval shall not be required for, and such samples where Medline's use of the Trademarks is consistent with Carrington's use of the Trademarks. In the event Carrington fails to approve such material in writing within 30 days after the same has been furnished to Carrington, it shall be deemed rejected by Carrington. Except as otherwise provided in Section 7, Medline shall not sell or distribute any Products hereunder or any Medline Products or other dermal management products under the Trademarks unless and until the prototype samples thereof have been approved by Carrington in writing. After samples have been approved, Medline shall at regular intervals, but not less often than three times per year, submit additional random samples of the cartons, labels, tapes, containers, packaging, wrapping materials so that Carrington can determine if they remain in conformity with the standards and specifications then in effect for such materials.

                7.3. Medline Cooperation. Carrington may in its discretion file applications for trademark registration or take other actions which it deems necessary to protect its rights. Such actions shall be taken at
 Carrington=s own expense. Medline agrees to cooperate with and assist Carrington as required to obtain such protection.

                7.4. Covenants. (a) Medline shall not, directly or indirectly, register, or attempt to register, in any country, territory or jurisdiction, any of the Trademarks (or any other trademark, trade name or logo of Carrington) or any derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or a sponsorship by Carrington. Medline will conduct its business in a manner designed to protect the reputation and integrity of the Trademarks and the goodwill associated therewith.

                     (b) Medline shall not attack the title of Carrington in and to the Trademarks, nor will it attack the validity of the license granted hereunder.

                7.5. Ownership, etc. Medline acknowledges and agrees that Carrington is the sole owner of all right, title and interest in the Trademarks and all goodwill relating thereto, and that Medline shall not, by reason of this Agreement or otherwise, acquire any right, title or other interest therein, other than the limited rights of use granted hereunder. All goodwill arising from the use of the Trademarks by Medline shall inure solely to the benefit of Carrington, and Medline hereby irrevocably assigns to Carrington all other rights including any copyrights created in any article, label, design or other material bearing the Trademarks, and any goodwill created by or arising out of such use.

                7.6. Medline Product Standards. To the extent used in connection with any Medline Product or other dermal management product not manufactured by or otherwise under the control of Carrington, Medline may only use the Trademarks on products that conform to the standards of the Products, and all product containers, packaging, product literature, advertising and other materials bearing the Trademarks or any of them must be submitted as set forth in this Section 7 to Carrington for approval prior to their use.

                7.7. Promotional Materials. The cost of all promotional materials, including artwork, involving Products and Medline Products, shall be borne by Medline. All artwork and designs involving the Products, Medline Products or other dermal management products bearing any Trademark and any reproduction thereof, shall notwithstanding their creation and use by Medline, be and remain the property of Carrington, and Carrington, to the extent otherwise consistent with this Agreement, shall be entitled to use the same or to license the use of the same to others; provided, that any artwork produced by Medline for Medline Products or other dermal management products that does not use Carrington trade dress may, upon removal of the Trademarks, continue to be used by Medline without any other restriction.

                7.8. Non-Assignability of License. The rights granted to Medline hereunder are personal in nature. Without Carrington's prior written consent, Medline may not, by operation of law or otherwise, assign, transfer, sublicense, pledge, hypothecate or otherwise permit, authorize, dispose of or encumber the right to use or any use of any part of the Trademarks, whether to or by a receiver or trustee of Medline or any affiliate of Medline or any other third party, and any such attempted assignment, transfer, sublicense, pledge, hypothecation or other permission, authorization, disposition or encumbrance in violation of this section shall be void ab initio.

                7.9. Royalty. If Medline uses any of the Trademarks on any Medline Products or other dermal management products not manufactured for Medline by Carrington (the "Trademarked Products"), Medline agrees to pay to Carrington a royalty in an amount equal to a percentage of net sales of Trademarked Products in any Contract Year determined by the aggregate net sales by Medline of the Products and the Trademarked Products ("Net Sales") as follows:

                (a) If Net Sales are less than $12.5 million, the royalty rate is one percent;

                (b) If Net Sales are equal to or more than $12.5 million but less than $15 million, the royalty rate is two percent;

                (c) If Net Sales are equal to or more than $15 million but less than $17.5 million, the royalty rate is three percent;

                (d) If Net Sales are equal to or more than $17.5 million but less than $20 million, the royalty rate is four percent; and

                (e) If Net Sales are equal to or more than $20 million, the royalty rate is five percent.

 Carrington and Medline further agree that, with respect to high volume commodity products, the maximum royalty rate will be two percent. Medline will, not later than 30 days after the end of any Contract Year for which royalties are due under this Section 7.9, pay Carrington the full amount of such royalties and deliver to Carrington a statement showing in sufficient detail the quantities and the prices at which any such Medline Products or dermal management products were sold during such calendar quarter and its Net Sales used for the calculation of the royalty rate. Carrington shall have the right to audit Medline's books and records to verify the accuracy of such statements. If any such audit results in an increase of five percent or more in the amount payable by Medline for any such calendar quarter, Medline will pay any out of pocket costs incurred by Carrington (including without limitation the fees of outside auditors) in connection with such audit.

                7.10. Termination of License. In the event of the termination of this Agreement, the license granted under this Section 7 shall immediately terminate, except that Medline may continue to sell its existing stock of Products and of Medline Products and other dermal management products carrying Trademarks in accordance with the provisions of
 Section 10.4.

           8. Base Royalty Payment. In consideration of the rights to distribute the Products and to use the Trademarks granted hereby, Medline will pay Carrington (a) on each of December 1, 2000 and March 1, June 1 and September 1, 2001, the sum of $875,000; (b) on each of December 1, 2001 and March 1, June 1 and September 1, 2002, the sum of $750,000; (c) on each of December 1, 2002 and March 1, June 1 and September 1, 2003, the sum of $625,000; (d) on each of December 1, 2003 and March 1, June 1 and September 1, 2004, the sum of $500,000; and (e) on each of December 1, 2004 and March 1, June 1 and September 1, 2005, the sum of $375,000. In the event this Agreement is terminated by Medline pursuant to Section 10.1, Carrington will refund to Medline, not later than 10 days after the effective date of termination, the amount by which such payments received prior to the effective date of such termination exceeds the number obtained by multiplying $208,333.33 by the number of months elapsed from the Effective Date to the effective date of such termination, rounded to the nearest whole month. The obligation set forth in the preceding sentence of this Section 8 will be secured by a security interest in the Trademarks evidenced by a Security Agreement in substantially the form set forth in Exhibit E.

           9. Term. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue until November 30, 2005. For purposes of this Agreement, each 12-month period following the Effective Date hereof shall be considered a Contact Year.

           10.  Termination.

                10.1.     Termination for  Cause.    This  Agreement  may  be
 terminated on 30 days' written notification under any one of the below conditions:

                     (a) By either Carrington or Medline, if the other party attempts to assign this Agreement without its prior written consent;

                     (b) By Carrington, if Medline discontinues its dermal management product business;

                     (c)  By either Medline or Carrington, if the other party
                          files  for  or   is  petitioned  into   bankruptcy;
                          insolvency, liquidation or dissolution of assets;

                     (d) By either Medline or Carrington, if the other party fails generally to pay its debts and obligations in accordance with their terms;

                     (e) By Carrington, if Medline fails to make timely payment of any Carrington invoice under this
                          Agreement (other than amounts disputed in good faith) and such failure continues for 10 days after notice thereof;

                     (f) By either Medline or Carrington, if the other party materially breaches any term or condition of this Agreement (other than payment of invoices) and such breach is not corrected within 45 days of notification of such breach by the other party; and

                     (g) By either Medline or Carrington if the other party fails to materially perform its obligations hereunder for any reason set forth in Section 14 and such failure continues for 180 days or more.

                10.2. Obligations Upon Termination. Upon termination, Medline will pay Carrington in full the amounts shown on any outstanding invoices in accordance with the payment terms set forth in Section 1.5 and any royalty payable pursuant to Section 7.9. No payment of any kind from either party to the other on account of the termination of this Agreement shall be due to the other party and neither party will make any claim therefor. The provisions of Sections 1.8, 2 (as to Carrington's repurchase obligation only), 4, 5, 7.4(a) (first sentence only), 7.4(b), 7.5, 7.7, 7.10, 8 (penultimate sentence only), 10.3, 11 and 17 shall survive termination of this Agreement.

                10.3. Disposal of Stock Upon Termination or Expiration. Upon the termination or expiration of this Agreement, Medline will, at the election of Carrington, (a) return all Products, Medline Products and other dermal management products bearing the Trademarks to Carrington, which shall refund the purchase price thereof (such return to be with (i) freight and insurance prepaid if Carrington has terminated this Agreement for cause or if the Term of this Agreement has expired, or (ii) with freight and insurance to be paid by Carrington, if Medline has terminated this Agreement for cause), or (b) continue selling its stock of Products, Medline Products and other dermal management products bearing the Trademarks (using commercially reasonable efforts to do so) for a period of six months (provided that, without the consent of Carrington, no such sale of Products shall be at a price which is more than 10 percent below the resale prices set forth on Exhibit A, as such prices have been amended from time to time by mutual agreement of the parties), returning all remaining stock of Products, Medline Products and other dermal management products bearing Trademarks at the end of such six-month period, with freight and insurance charged as set forth above, for a refund of the purchase price thereof. Carrington will pay Medline for returned Products within 30 days of receipt.

                10.4. Effect of Termination or Expiration. Upon or after the expiration of termination of this Agreement, except as otherwise specifically provided in this Section 10, all rights granted to Medline hereunder shall forthwith revert to Carrington and Carrington shall be free to license others to use the Trademarks or any of them in connection with the sale and distribution of the Products. Medline will refrain from the use of the Trademarks, or any further direct or indirect reference to or any thing deemed by Carrington to be similar to the Trademarks in connection with the distribution or sale of Medline's products except as provided in
 Section 10.3.

           11. Confidentiality. The Confidential Disclosure Agreement, dated December 24, 1997 (the "Confidentiality Agreement"), between Carrington and Medline, shall continue in effect during the Term and may not be terminated except by an instrument executed by both Carrington and Medline, notwithstanding anything set forth in the Confidentiality Agreement to the contrary.

           12. Right of First Offer. In the event that Carrington decides to sell any of the Trademarks or any other intellectual property pertaining to or the assets supporting the production of the Products (without, in the case of such assets, having arranged for replacement thereof in a manner that will not interrupt the supply to Medline of Products), Carrington will notify Medline (the "Offer Notice"), specifying the price and the terms and conditions upon which it is willing to sell. Upon receipt of an Offer Notice, the parties will negotiate in good faith for a period of 30 days (or until Medline informs Carrington that it is not interested in purchasing such intellectual property or assets if prior to the end of such 30-day period). If Carrington and Medline agree on the terms of such purchase and sale, the closing shall take place on a date not later than 60 days after receipt of the Offer Notice. If Carrington and Medline do not reach an agreement, Carrington may sell the intellectual property or assets to one or more third parties; provided, however, that if Carrington offers to sell the intellectual property or assets at a price lower than the lowest price it had indicated to Medline it would accept (whether contained in the Offer Notice or later conveyed to Medline in negotiations or otherwise under the terms of this Section 12) or on terms and conditions materially more advantageous to the purchaser than those last offered to Medline, Carrington will notify Medline (a "Subsequent Offer Notice"), stating such lower price or more advantageous terms and conditions, and Medline may, within 10 days of its receipt of the Subsequent Offer Notice, accept such price or terms and conditions and thereupon purchase the intellectual property or assets. If Medline does not accept such price or terms and conditions, Carrington shall be free to sell the intellectual property or assets to one or more third parties at such price and on such terms and conditions. Carrington will not sell such Trademarks, intellectual property or assets to a third party unless such third party agrees to be bound by the terms of this Agreement, to the extent applicable to the property sold.

           13. No Agency. It is expressly agreed and acknowledged by the parties hereto that Medline is an independent contractor selling entirely for its own account. Medline is solely responsible for all of its expenses and costs, including costs of invoicing, collection and credit, and delivery. Nothing contained herein shall be construed to create a partnership, joint venture or the relationship of employer and employee or principal and agent of any kind on behalf of Carrington, or grant Medline authority to bind Carrington in any respect whatsoever. Medline shall be responsible for any representation it makes with respect to the Products that are not set forth in Carrington's own Product literature.

           14. Force Majeure. Neither Carrington nor Medline shall be liable for any failure to perform hereunder (other than payment of invoices and royalties when due) due, in whole or in part, to any contingency or cause beyond its reasonable control, including without limitation fire, explosion, earthquake, storm, flood, drought, or other adverse weather conditions, accident, crop failure, breakdown of machinery, transportation or handling difficulties, strike, lockout, or other labor difficulties (from whatever cause arising, and whether or not the demands of employees are reasonable or within its power to grant), war, insurrection, riot, act of God or the public enemy, any law, act, order, proclamation, decree, regulation, ordinance, instruction, or request of any governmental or other public authority, any order, judgement or decree of any court, delay or failure of carriers or contractors, labor shortage, or inability to obtain transportation equipment, raw materials, fuel, power, plant equipment or materials required for maintenance or repairs.

           15. No Waiver. The failure by either Carrington or Medline to enforce, at any time, any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions herein, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of Carrington or Medline, as the case may be, to thereafter enforce each and every such provision.

           16. Notices. All notices hereunder shall be in writing and shall be sent by (a) telecopier with confirmation of receipt, (b) prepaid overnight delivery through a nationally recognized courier service, or (c) prepaid certified or registered mail, return receipt requested:

           If to Carrington, to:

                Carrington Laboratories, Inc.
                2001 Walnut Hill Lane
                Irving, Texas 75038
                Attention:  President

           If to Medline, to:

                Medline Industries, Inc.
                One Medline Place
                Mundelein, Illinois 60060-4486
                Attention: President

           17. Miscellaneous. This Agreement, together with the exhibits hereto and the Supply Agreement, constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, except for the Confidentiality Agreement. This Agreement is not assignable by either party without the prior written consent of the other party hereto and any attempted assignment not so consented shall be void and of no legal effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors (whether by merger, stock or asset sale, or otherwise by operation of contract or law) and permitted assigns. This Agreement may not be amended, nor may the provisions of this agreement be waived, except by a written instrument signed by both parties, and no modification of this Agreement or waiver of the terms or conditions thereof shall be effected by the acknowledgment or acceptance of any purchase order, shipping or other forms containing other or different terms or conditions. This Agreement may be executed in several counterparts, each of which is an original but all of which together shall constitute one instrument. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to its choice of law rules.

           IN WITNESS WHEREOF, the parties hereto have caused this Medline Agreement to be executed by their duly authorized representatives.

                                    CARRINGTON LABORATORIES, INC.



                                    By  /s/ Carlton E. Turner
                                    -------------------------
                                    Title:President & CEO


                                    MEDLINE INDUSTRIES, INC.


                                    By: /s/ Andy Mills
                                    ------------------
                                    Title: President


 Exhibit A  - Products and Prices
 Exhibit B  - Contracts
 Exhibit C - Sales Employees and Independent Sales Representatives Exhibit D - Trademarks
 Exhibit E  - Security Agreement

                                                                    EXHIBIT A


                              CARRINGTON/MEDLINE
                      DISTRIBUTOR AND LICENSE AGREEMENT
                                  EXHIBIT A


 This Exhibit has been excluded pursuant to a request for confidential treatment submitted by the registrant to the Securities and Exchange
 Commission and has been filed separately with the Securities and Exchange Commission.

                                                                    EXHIBIT B

                              CARRINGTON/MEDLINE
                      DISTRIBUTOR AND LICENSE AGREEMENT
                                  EXHIBIT B


 This Exhibit has been excluded pursuant to a request for confidential treatment submitted by the registrant to the Securities and Exchange
 Commission and has been filed separately with the Securities and Exchange Commission.

                                                                    EXHIBIT C

                              CARRINGTON/MEDLINE
                      DISTRIBUTOR AND LICENSE AGREEMENT
                                  EXHIBIT C


 This Exhibit has been excluded pursuant to a request for confidential treatment submitted by the registrant to the Securities and Exchange
 Commission and has been filed separately with the Securities and Exchange Commission.

                                                                    EXHIBIT D

                            CARRINGTON / MEDLINE
                      DISTRIBUTOR AND LICENSE AGREEMENT
                             Exhibit D - Trademarks


                           Carrington[R]  ***
                           Carrasyn[R]
                           CarraGauze[R]
                           CarraSorb[TM]
                           CarraGinate[TM]
                           CarraFilm[TM]
                           SurgiSuites[TM]
                           CarraSmart[TM]
                           CarraDres[TM]
                           CarraColloid[TM]
                           CarraKlenz[TM]
                           UltraKlenz[TM]
                           MicroKlenz[TM]
                           CarraFoam[TM]
                           CarraWash[TM]
                           CarraFree[TM]
                           CarraScent[TM]
                           CarraFresh[TM]
                           CarraDerm[TM]
                           DiaB[TM]
                           RadiaCare[TM]



                           *** As Product Name Only

                                                                    EXHIBIT E


                         TRADEMARK SECURITY AGREEMENT

           THIS TRADEMARK SECURITY AGREEMENT ("Agreement") made as of November 3, 2000, by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and MEDLINE INDUSTRIES, INC., an Illinois corporation ("Medline").

                             W I T N E S S E T H:

           WHEREAS, Carrington and Medline are parties to that certain Distributor and License Agreement dated as of even date herewith (as such agreement may be amended, modified, restated and supplemented from time to time, the "Distributor Agreement"); and

           WHEREAS, Medline has required Carrington to execute and deliver this Agreement (i) in order to secure the obligations of Carrington (A) to pay to Medline any and all amounts pursuant to Section 8 of the Distributor Agreement ("Section 8 Amounts"); and (B) to pay to Medline any and all damages arising from or related to the rejection or breach of the Distributor Agreement ("Rejection Damages") in connection with an event described in Section 10.1(c) or (d) of Distributor Agreement with respect to Carrington (the failure of Carrington to timely pay to Medline any Section 8 Amounts or any Rejection Damages are each hereinafter referred to as an "Event of Default"); and (ii) as a condition precedent to Medline entering into the Distributor Agreement;

           NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Carrington agrees as follows:

           1. Defined Terms, Etc. Unless otherwise defined herein, each capitalized term used herein that is defined in the Distributor Agreement shall have the meaning specified for such term in the Distributor Agreement. The words "hereof," "herein" and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

           2. Incorporation of Premises. The premises set forth above are incorporated into this Agreement by this reference hereto and are made a part hereof.

           3. Incorporation of the Distributor Agreement. The Distributor Agreement and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference thereto.

           4. Security Interest in Trademarks. To secure the complete and timely payment, performance and satisfaction of Carrington's obligations (A) to pay Medline any and all Section 8 Amounts; and (B) to pay to Medline any and all Rejection Damages, Carrington hereby grants to Medline a security interest in, as and by way of a first mortgage and security interest having priority over all other security interests, with power of sale to the extent permitted by applicable law:

           (a) The trademarks, registered trademarks, trademark applications, service marks, registered service marks and service mark applications listed on Schedule A attached hereto and made a part hereof, together with any good will connected with and symbolized by any such trademarks, trademark applications, service marks, registered service marks, service mark applications, and (i) all renewals thereof,
      (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, and (iv) all of Carrington's rights corresponding thereto throughout the world (all of the foregoing trademarks, registered trademarks and trademark applications, and service marks, registered service marks and service mark applications, together with the items described in clauses (i)-(iv) in this Section 4(a), are sometimes hereinafter individually and/or collectively referred to as the "Trademarks"); and

           (b) rights under or interest in any now owned or existing and hereafter acquired or arising trademark license agreements or service mark license agreements with any other party relating to any of the Products, whether Carrington is a licensee or licensor under any such license agreement, together with any goodwill connected with and symbolized by any such trademark license agreements or service marks license agreements, including, without limitation, those trademark license agreements listed on Schedule B attached hereto and made a part hereof (all of the foregoing are hereinafter referred to collectively as the "Licenses").

           5.   Restrictions on  Future  Agreements.   Carrington  will  not,
 without Medline's prior written consent, enter into any agreement, including, without limitation, any license agreement, which is inconsistent with this Agreement or the Distributor Agreement, and Carrington further agrees that it will not take any action, and will use its best efforts not to permit any action to be taken by others, including, without limitation, licensees, or fail to take any action, which would in any respect affect the validity or enforcement of the rights transferred to Medline under this Agreement or the rights associated with those Trademarks or Licenses.

           6. New Trademarks and Licenses. Carrington represents and warrants that (a) the Trademarks listed on Schedule A include all of the trademarks, registered trademarks, trademark applications, service marks, registered service marks and service mark applications now owned by Carrington which relate to any of the Products; (b) the Licenses listed on Schedule B include all of the trademark license agreements and service mark license agreements pursuant to which Carrington is the licensee or licensor thereunder; and (c) no other liens, claims or security interests have been granted by Carrington to any other person or entity in such Trademarks and Licenses. If, prior to the termination of this Agreement, Carrington shall
 (i) obtain rights to any new trademarks, registered trademarks, trademark applications, service marks, registered service marks or service mark applications, in each case which relate to any of the Products, (ii) become entitled to the benefit of any trademarks, registered trademarks, trademark applications, trademark licenses, trademark license renewals, service marks, registered service marks, service mark applications, service mark licenses or service mark license renewals whether as licensee or licensor, in each case which relate to any of the Products, or (iii) enter into any new trademark license agreement or service mark license agreement, in each case which relate to any of the Products, the provisions of Section 4 above shall automatically apply thereto and all of the foregoing shall be deemed to be Trademarks. Carrington shall give to Medline written notice of events described in clauses (i), (ii) and (iii) of the preceding sentence on a quarterly basis. Carrington hereby authorizes Medline to modify the Distributor Agreement by amending Schedule B to include any future trademarks, registered trademarks, trademark applications, service marks, registered service marks and service mark applications and by amending this Agreement to include any future trademark license agreements and service mark license agreements, which are Trademarks or Licenses under Section 4 above or under this Section 6.

           7. Royalties. Carrington hereby agrees that the use by Medline of the Trademarks and the Licenses (if any) as authorized hereunder in connection with the exercise of its remedies under Section 16 shall be coextensive with Carrington's rights thereunder and with respect thereto and, except as set forth in the Distributor Agreement, without any liability for royalties or other related charges from Medline to Carrington.

           8. Right to Inspect; Further Assignments and Security Interests. Medline may at all reasonable times have access to, examine, audit, make copies (at Carrington's expense) and extracts from and examine Carrington's books, records and operations relating to the Trademarks and the Licenses; provided that, in conducting such inspections and examinations, Medline shall use reasonable efforts not to unnecessarily disturb the conduct of Carrington's ordinary business operations.

           9. Termination of Medline's Security Interest. This Agreement is made for collateral security purposes only. This Agreement shall terminate upon the earlier to upon the earlier to occur of (i) the expiration of the Term of the Distributor Agreement; (ii) the termination of the Distributor Agreement by Medline pursuant to Section 10.1 and the payment by Carrington to Medline of all amounts required under Section 8 of the Distributor Agreement; and (iii) the termination of the Distributor Agreement by Carrington pursuant to Section 10.1 thereof. Upon termination of this Agreement, Medline shall promptly execute and deliver to Carrington, at Carrington's expense, all termination statements and other instruments as may be necessary or proper to terminate Medline's security interest in the Trademarks and the Licenses, subject to any disposition thereof which may have been made by Medline pursuant to this Agreement.

           10. Duties of Carrington. Carrington shall have the duty, to the extent desirable in the normal conduct of Carrington's business, to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or thereafter until the termination of this Agreement. Carrington further agrees (i) not to abandon any Trademark or License without the prior written consent of Medline and (ii) to use its reasonable business efforts to maintain in full force and effect the Trademarks and Licenses, that are or shall be necessary or economically desirable in the operation of Carrington's business. Any expenses incurred in connection with the foregoing shall be borne by Carrington.

           11. Medline's Right to Sue. From and after the occurrence of an Event of Default, Medline shall have the right, but shall in no way be obligated, to bring suit in its own name to enforce the Trademarks and Licenses and, if Medline shall commence any such suit, Carrington shall, at the request of Medline, do any and all lawful acts and execute any and all proper documents required by Medline in aid of such enforcement. Carrington shall, upon demand, promptly reimburse Medline for all costs and expenses incurred by Medline in the exercise of its rights under this Section 11 (including, without limitation, reasonable fees and expenses of attorneys and paralegals for Medline).

           12. Waivers. Medline's failure, at any time or times hereafter, to require strict performance by Carrington of any provision of this Agreement shall not waive, affect or diminish any right of Medline thereafter to demand strict compliance and performance therewith nor shall any course of dealing between Carrington and Medline have such effect. No single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. None of the undertakings, agreements, warranties, covenants and representations of Carrington contained in this Agreement shall be deemed to have been suspended or waived by Medline unless such suspension or waiver is in writing signed by an officer of Medline and directed to Carrington specifying such suspension or waiver.

           13. Medline's Exercise of Rights and Remedies upon an Event of Default. Notwithstanding anything set forth herein to the contrary, it is hereby expressly agreed that upon the occurrence of an Event of Default, Medline may exercise any of the rights and remedies provided in this Agreement.

           14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but the provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part hereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

           15. Modification. This Agreement cannot be altered, amended or modified in any way, except as specifically provided in Sections 4 and 6 hereof or by a writing signed by the parties hereto.

           16. Cumulative Remedies; Power of Attorney. All of Medline's rights and remedies with respect to the Trademarks and the Licenses, whether established hereby, by any other agreements or by law, shall be cumulative and may be exercised singularly or concurrently. From and after the occurrence of an Event of Default, and the giving of written notice by Medline to Carrington of Medline's intention to enforce its rights and claims against Carrington, Carrington hereby irrevocably designates, constitutes and appoints Medline (and all Persons designated by Medline in its sole and absolute discretion) as Carrington's true and lawful attorney-in-fact, and authorizes Medline and any of Medline's designees, in Carrington's or Medline's name, from and after the occurrence of an Event of Default, to (a) endorse Carrington's name on all applications, documents, papers and instruments necessary or desirable for Medline in the use of the Trademarks or the Licenses, (b) assign, pledge, convey or otherwise transfer title in or dispose of the Trademarks or the Licenses to anyone on commercially reasonable terms, (c) grant or issue any exclusive or nonexclusive license under the Trademarks or, to the extent permitted, under the Licenses, to anyone on commercially reasonable terms, and (d) take any other actions with respect to the Trademarks or the Licenses as Medline deems in its best interest. Medline shall take no action pursuant to clauses (a), (b), (c) or (d) of this Section 16 without taking like action with respect to the entire goodwill of Carrington's business connected with the use of, and symbolized by, such Trademarks or Licenses. Carrington hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until such time as (y) all of Carrington's obligations under Section 8 of the Distributor Agreement have been satisfied in full and
 (z) all of Carrington's obligations to pay to Medline Rejection Damages have been satisfied in full. Carrington acknowledges and agrees that this Agreement is not intended to limit or restrict in any way the rights and remedies of Medline under the Distributor Agreement, but rather is intended to facilitate the exercise of such rights and remedies. Medline shall have, in addition to all other rights and remedies given it by the terms of this Agreement, all rights and remedies allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which the Trademarks or the Licenses may be located or deemed located.

           17. Successors and Assigns. This Agreement shall be binding upon Carrington and its successors and assigns, and shall inure to the benefit of Medline and its successors and assigns. Carrington's successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession to the extent that any of the foregoing are considered to be a successor or assign of or for the Carrington; provided, however, that Carrington shall not voluntarily assign or transfer its rights or obligations hereunder without Medline's prior written consent.

           18. Governing Law. This Agreement shall be construed and enforced and the rights and duties of the parties shall be governed by in all respects in accordance with the internal laws (as opposed to conflicts of law provisions) and decisions of the State of Illinois.

           19. Notices. All notices or other communications hereunder shall be given in the manner and to the addresses set forth in the Distributor Agreement.

           20. Medline's Duty. Medline shall not have any duty with respect to the Trademarks or the Licenses. Without limiting the generality of the foregoing, Medline shall not be under any obligation to take any steps necessary to preserve rights in the Trademarks or the Licenses against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be for the sole account of Carrington and added to its obligations secured hereby.

           21.  Section  Titles.     The  section  titles   herein  are   for
 convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                          CARRINGTON LABORATORIES, INC., a Texas corporation



                          By: /s/ Carlton E. Turner
                          -------------------------
                          Title:  President & CEO


 Accepted and agreed to as of November 3, 2000:
 MEDLINE INDUSTRIES, INC.


 By:  s/s Andy Mills
 --------------------
 Title: President

                                  Schedule A
                                      to
                         TRADEMARK SECURITY AGREEMENT
                         ----------------------------

                                  TRADEMARKS
                                  ----------

 Country             Trademark      Serial No.             Filing Date
 -------             ---------      ----------             -----------
 United States       Carrington     75-013,311               11/1/95


 United States       CarraGauze     74-363,323               2/24/93
 Brazil

 United States       Carrasyn       74-493,220               2/22/94
 Canada
 Mexico
 Austria
 Benelux
 Denmark
 Finland
 France
 Germany
 Great Britain
 Greece
 Ireland
 Italy
 Liechtenstein
 Norway
 Portugal
 Spain
 Sweden
 Switzerland
 Australia
 China
 Japan
 South Korea
 New Zealand
 OAPI
 Singapore
 South Africa
 Argentina
 Brazil
 Chile
 Columbia
 Costa Rica
 Dominican Republic
 Venezuela

 Brazil              CarraSorb

 Brazil              CarraFilm

 Brazil              CarraKlenz

                           UNREGISTERED TRADEMARKS
                           -----------------------

 Besides CarraSorb, CarraFilm and CarraKlenz, which are not registered in the United States, Carrington uses the following unregistered trademarks for its dermal management products:

 CarraGinate
 SurgiSuites
 CarraSmart
 CarraDres
 CarraColloid
 UltraKlenz
 MicroKlenz
 CarraFoam
 CarraWash
 CarraFree
 CarraScent
 CarraFresh
 CarraDerm
 DiaB
 RadiaCare

                                  Schedule B
                                      to
                         TRADEMARK SECURITY AGREEMENT
                         ----------------------------

                                   LICENSES
                                   --------


 NONE